Exhibit 5

BARRY J. MILLER

13321 Ludlow Street

Huntington Woods, Michigan 48070

Telephone: +1 248 232-8039

E-Mail: bjmiller@panalaw.net

January 26, 2015

EV CHARGING USA, INC.

180 North LaSalle St., 37th Floor

Chicago, IL 60601

Ladies and Gentlemen:

I have acted as counsel to EV Charging USA, Inc., a corporation organized under the laws of the State of Nevada (the “Company”), in connection with the preparation of a Registration Statement on Form S-1 (as amended, the “Registration Statement”) to be filed by the Company with the United States Securities and Exchange Commission, relating to the offer and sale by certain stockholders of the Company of up to 350,000 shares of the Series D Preferred Stock of the Company, par value $0.001 per share (the “Preferred Shares”), and up to the 700,000,000 shares of the common stock, par value $0.001 per share, of the Company into which they are to be converted (the “Common Shares”).

I have examined copies of the Articles of Incorporation of the Company and the By-laws of the Company, each as amended to date, the certificate of designation relating to the Preferred Shares, all relevant resolutions adopted by the Company’s Board of Directors, and such other agreements, records and documents that I have deemed necessary for the purpose of this opinion. I have also examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, papers, statutes and authorities as I have deemed necessary to form a basis for the opinions hereinafter expressed.

In my examination, I have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to me. As to various questions of fact material to my opinion, I have relied on statements and certificates of officers and representatives of the Company and public officials.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that:

1.	The Company is validly existing and in good standing as a corporation under the laws of the State of Nevada.
2.	The Preferred Shares have been duly and validly authorized and are validly issued, fully paid and non-assessable; and the Common Shares have been duly authorized, and, when issued and delivered upon conversion of the Preferred Shares, will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of Nevada relating to private corporations and the federal laws of the United States of America.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Legal Matters” in the prospectus included as part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Barry J. Miller